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                                                                      EXHIBIT 5

                            Cahill Gordon & Reindel
                                80 Pine Street
                           New York, New York 10005
                               October 28, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: The Hain Food Group, Inc.
    Registration Statement on Form S-3


Ladies and Gentlemen:

     We have acted as special counsel to The Hain Food Group, Inc. (the "Company") in connection with the preparation of the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to the public offering of an aggregate of 3,248,750 shares of Common Stock, $.01 par value per share (the "Shares"), of The Hain Food Group, Inc., a Delaware corporation (the "Company"). The Shares are to be sold by the Company and the selling stockholders (the "Selling Stockholders") pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company, the Selling Stockholders and Stephens Inc. and Oppenheimer & Co., Inc., as representatives of the several underwriters named in the Underwriting Agreement.

     In rendering the opinion set forth herein, we have examined the Registration Statement and all exhibits thereto, all as filed with the Commission. In addition, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and after payment therefor and the issuance of the certificates therefor by the Company in accordance with the terms of the Underwriting Agreement, are (with respect to outstanding Shares to be sold by the Selling Stockholders) and will be (with respect to Shares to be issued and sold by the Company and upon the exercise of options by certain Selling Stockholders) validly issued, fully paid and nonassessable.

     We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

     We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                              Very truly yours,

                                              /s/ Cahill Gordon & Reindel